Exhibit 10.17
SUBLEASE
THIS SUBLEASE (the “Sublease”) is entered into October 8, 2008, between Digital Angel Corporation f/k/a Applied Digital Solutions, Inc., a Delaware corporation (“Landlord”), and IFTH Acquisition Corp., a Delaware corporation (“Tenant”).
1. BASIC LEASE PROVISIONS AND CERTAIN DEFINITIONS.
A. Property Address: 1690 South Congress Avenue, Delray Beach, Florida 33445.
B. Premises: Suite 200, consisting of 7,911 rentable square feet.
C. Tenant’s Address until the Commencement Date: 7 Kingsbridge Road, Fairfield, New Jersey 07004; thereafter, the Premises.
D. Landlord’s Address (for notices): 490 Villaume Avenue, South St. Paul, Minnesota 55075.
E. Prime Landlord: The Realty Associates Fund V, L.P., a Delaware limited partnership.
F. Prime Landlord’s Address (for notices): The Realty Associates Fund V, L.P., c/o Terranova Corporation, 1200 Brickell Avenue, Suite 1500, Miami, Florida 33131, Attention: President.
G. Identification of Prime Lease: Office Lease dated January 29, 2004.
H. Sublease Term: Twenty-one (21) months.
I. Commencement Date: October 1, 2008.
J. Expiration Date: June 30, 2010.
K. Rent: $157,500 for the entire Sublease Term, payable in one lump sum immediately upon full execution of this Sublease and receipt of Prime Landlord’s written consent to this Sublease.
2. PRIME LEASE. Landlord is the tenant under a Prime Lease with Prime Landlord. Landlord warrants that (a) Landlord has delivered to Tenant a complete copy of the Prime Lease and all other agreements between Prime Landlord and Landlord relating to the leasing, use or occupancy of the Premises, (b) the Prime Lease is, as of the date of this Sublease, in full force and effect, and (c) no event of default has occurred under the Prime Lease and, to Landlord’s knowledge, no event has occurred and is continuing which would constitute an event of default by Landlord, but for the requirement of the giving of notice and the expiration of the period of time to cure.

3. SUBLEASE. Landlord, in consideration of the rents and the agreements to be performed by Tenant, subleases to Tenant the Premises that are situated within the building located at the Property Address (the “Building”), and being a part of the Property.
A. SUBLEASE TERM. The Sublease Term shall commence on the Commencement Date and shall expire on the Expiration Date.
4. POSSESSION. The Premises are to be delivered by Landlord as of the execution and delivery of this Sublease by Landlord.
5. TENANT’S USE. The Premises shall be used and occupied only for the uses permitted under the Prime Lease.
6. RENT. Tenant shall pay only the one-time, lump sum Rent payment described in Section 1.K as the total consideration for Tenant’s occupancy and use of the Premises during the Sublease Term. Tenant shall pay no additional rent or other charges of any kind, including any utility charges or expenses, either to Landlord or to Prime Landlord; provided, however, that Tenant shall be responsible for any utility charges or expenses incurred due to Tenant’s use of the Premises outside the normal “hours of service,” as set forth within Section 11.3 of the Prime Lease, and Tenant shall pay the Landlord for any such expenses, if applicable. Landlord shall be responsible for prompt and full compliance with all terms of the Prime Lease, including payments of any and all charges required thereunder, including but not limited to, Base Rent and Tenant’s Share of Operating Expenses, including utility charges or expenses, and Real Property Taxes, as provided in the Prime Lease; provided, however, that Tenant shall reimburse Landlord for any utility charges or expenses incurred due to Tenant’s use of the Premises outside the normal “hours of service,” as set forth within Section 11.3 of the Prime Lease.
7. QUIET ENJOYMENT. Landlord represents that it has full power and authority to enter into this Sublease, subject to the consent of Prime Landlord. So long as no Event of Default (defined below) has occurred, Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed by Landlord or by anyone claiming through Landlord.
8. INSURANCE. Landlord will at all times during the Sublease Term, and at its sole cost and expense, maintain the commercial general liability insurance policy that is required under Section 8.1 of the Prime Lease, and Landlord shall name Tenant as an additional insured under such insurance. Tenant will at all times during the Sublease Term, and at its sole cost and expense, maintain (i) the “all-risk” extended coverage property insurance policy that is required under Section 8.1(a) of the Prime Lease and (ii) the workers’ compensation insurance policy that is required under Section 8.1(b) of the Prime Lease.
9. ASSIGNMENT OR SUBLETTING. Upon request by Tenant, Landlord shall use reasonable efforts to obtain the consent of Prime Landlord, if its consent is required under the Prime Lease, if Tenant wishes to assign this Sublease or sub-sublet the Premises. In addition, prior to Tenant assigning this Sublease or sub-subletting the Premises, Tenant must obtain the consent of Landlord to such assignment or sub-subletting; provided, however, that Landlord’s consent shall not be necessary for Tenant to share the Premises with VeriChip Corporation, a Delaware corporation.

10. FIRE OR CASUALTY OR EMINENT DOMAIN. In the event of a fire or other casualty affecting the Building or the Premises, or of a taking of all or a part of the Building or Premises by the exercise of the power of eminent domain, Landlord shall not exercise any right which may have the effect of terminating the Prime Lease without first obtaining the prior consent of Tenant. If Landlord is entitled, under the Prime Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Tenant shall be entitled to a prompt refund of Rent calculated by multiplying the percentage of the Premises made untenantable by the lump sum payment of Rent multiplied by the percentage of the Sublease Term during which the abatement continues. If the Prime Lease imposes on Landlord the obligation to repair or restore leasehold improvements or alterations, Landlord shall promptly perform such repairs or restoration, and Tenant shall permit Landlord to enter the Premises to perform them, subject to reasonable conditions which Tenant may impose.
11. ALTERATIONS. Tenant may make any alterations in or additions to the Premises (“Alterations”) if to do so would not create a default under the Prime Lease. Landlord shall use reasonable efforts to obtain the consent of Prime Landlord, if its consent is required under the Prime Lease. If Alterations by Tenant are permitted or consented to as provided above, Tenant shall comply with all of the obligations of Landlord in the Prime Lease pertaining to the performance of the Alterations.
12. SURRENDER. At the expiration or termination of this Sublease or of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver to Landlord the Premises, together with their improvements, in good condition and repair (reasonable wear and tear excepted), but free of any and all fixtures, equipment, furnishings and other items of property belonging to Tenant. Tenant shall be responsible for any extraordinary wear and tear, relative to the condition of the Premises as of the Commencement Date, at the expiration or termination of this Sublease or of Tenant’s right to possession of the Premises.
13. TENANT DEFAULT. Tenant agrees that any one or more of the following events shall be considered Events of Default:
A. Tenant, by its actions, causes a default under the Prime Lease and such default, if curable, is not cured within the time, if any permitted for cure under the Prime Lease.
B. Tenant defaults in any of the other agreements contained in this Sublease to be performed by Tenant, and the default continues for 30 days after written notice.

14. LANDLORD DEFAULT. If Landlord fails to pay any amounts to Prime Landlord or any other party as required under the Prime Lease, or fails to comply with any other provisions of the Prime Lease, such failure shall constitute a default by Landlord under this Sublease. If Tenant is unable to occupy the Premises during any part of the Sublease Term due to Landlord’s default under the Prime Lease, Tenant shall be entitled to liquidated damages in an amount equal to two times the Rent payment under this Sublease (a total of $315,000.00 in liquidated damages); provided, however, that Landlord shall have five (5) days from the date of such default to cure such default before Landlord must pay the liquidated damages to Tenant. The parties agree that Tenant’s damages would be difficult to calculate if Tenant is unable to use the Premises as a result of Landlord’s default, and have therefore agreed to the foregoing amount as liquidated damages for such a default by Landlord.
15. COMMUNICATIONS. All notices, demands, requests, consents, approvals, agreements or other communications (“Communications”) which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Tenant, addressed to Tenant at Tenant’s Address or at such other place as Tenant may from time to time designate by notice to Landlord or (b) if to Landlord, addressed to Landlord at Landlord’s Address or at such other place as Landlord may from time to time designate by notice to Tenant. Each party agrees promptly to deliver a copy of each Communication from the other party to Prime Landlord, and promptly to deliver to the other party a copy of any Communication received from Prime Landlord. The copies shall be delivered by commercial courier for delivery on the next business day.
16. PROVISIONS REGARDING SUBLEASE. This Sublease and all the rights of parties under it are subject and subordinate to the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties confirm, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Tenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Landlord against a default by Tenant which might cause a default or event of default by Landlord under the Prime Lease, the parties agree:
A. Landlord shall pay, when due, all Base Rent, additional rent and other charges payable by Landlord to Prime Landlord under the Prime Lease;
B. Landlord shall perform its covenants and obligations under the Prime Lease which are not otherwise to be performed under this Sublease by Tenant on behalf of Landlord. For example, Landlord shall at all times keep in full force and effect all insurance required of Landlord as tenant under the Prime Lease;
C. Landlord shall not agree to any amendment to the Prime Lease which might have an adverse effect on Tenant’s occupancy of the Premises or its use of the Premises for their intended purpose, unless Landlord shall first obtain Tenant’s prior approval;

D. Landlord grants to Tenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease. The parties contemplate that Prime Landlord will, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of performance by Prime Landlord, Landlord agrees that it will, upon notice from Tenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease, and if Tenant agrees to pay all costs and expenses of Landlord (to be shared by Landlord pro rata if Prime Landlord’s default adversely affects Landlord), and provides Landlord with security for that payment reasonably satisfactory to Landlord, Landlord will take appropriate legal action to enforce the Prime Lease;
E. Each party shall indemnify, defend and hold harmless the other party from any and all liabilities, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of or relating to any act or omission by the indemnifying party which constitutes or would constitute a default under the Prime Lease or this Sublease; and
F. Tenant acknowledges that Landlord may pre-pay all rent and other expenses contemplated under the Prime Lease to Prime Landlord, including, but not limited to, Base Rent, Tenant’s Share of Operating Expenses, including utility charges or expenses, and Real Property Taxes (as these terms are defined within the Prime Lease); provided, however, that such pre-payment does not relieve Landlord of any of its obligations under the Prime Lease or this Sublease.
17. ADDITIONAL SERVICES. Landlord shall cooperate with Tenant to cause Prime Landlord to provide services required by Tenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease (such as after-hours heating or cooling).
18. PRIME LANDLORD’S CONSENT. This Sublease and the obligations of the parties under it are expressly conditioned upon Landlord’s obtaining Prime Landlord’s consent to this Sublease. Landlord and Tenant agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Tenant; (b) be deemed to have amended the Prime Lease in any regard (unless Prime Landlord shall have expressly agreed to the amendment); or (c) be construed as a waiver of Prime Landlord’s right to consent to any assignment of the Prime Lease by Landlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of Prime Landlord’s right to consent to any assignment by Tenant of this Sublease or any sub-subletting of all or any part of the Premises. Prime Landlord’s consent shall, however, be deemed to evidence Prime Landlord’s agreement that (y) Tenant may use the Premises for the purposes described herein and (z) Tenant shall be entitled to any waiver of claims and of the right of subrogation for damage to Prime Landlord’s property if and to the extent that the Prime Lease provides such waivers for the benefit of Landlord.
19. BROKERAGE. Each party warrants to the other that it has had no dealings with any broker in connection with this Sublease. Each party agrees to indemnify the other party from and as to any liability for any compensation claimed by any broker or agent with respect to this Sublease or its negotiation on behalf of the party through whom the claim is made.

20. ADDITIONAL PROVISIONS.
A. Counterparts. This Sublease may be executed in any numbers of counterparts; each such counterpart hereof shall be deemed to be an original document, but all such counterparts together shall constitute but one Sublease. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Sublease in the presence of the other party to this Sublease. This Sublease is effective upon delivery of one executed counterpart from one party to the other party. In proving this Sublease, a party must produce or account only for the executed counterpart of the party to be charged.
B. No Partnership. Nothing contained in this Sublease shall be deemed to create a partnership or joint venture between Landlord and Tenant or to create any other relationship other than sublandlord and subtenant.
C. Entire Agreement. This Sublease embodies and constitutes the entire agreement and understanding between the parties hereto with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations, and warranties are merged into this Sublease. Landlord and Tenant expressly acknowledge that they have not relied on any prior or contemporaneous oral or written representations or statements by the other party in connection with the subject matter of this Sublease except as expressly set forth in this Sublease.
D. Severability. If any provision of this Sublease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Sublease shall remain in full force if the essential provisions of this Sublease for each party remain valid, binding, and enforceable.
E. Amendments. The parties may amend this Sublease only by a written agreement of the parties that identifies itself as an amendment to this Sublease.
F. Time of Essence. Time is of the essence of this Sublease.
G. Captions; Interpretation. The captions at the beginning of the several paragraphs are for convenience only and shall not control or affect the meaning or construction of any provision of this Sublease. Landlord and Tenant have both conferred with counsel in negotiating this Sublease; and accordingly, this Sublease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms.
H. Governing Law and Venue. The internal substantive laws of the State of Florida, excluding its conflict and choice of law principles, shall govern all questions related to the execution, construction, validity, interpretation and performance of this Sublease and to all other issues and claims arising under or related to it. Any action to enforce the terms of this Sublease shall be brought in a court of competent jurisdiction located in West Palm Beach, Florida.

The parties have executed this Sublease the day and year first above written.

LANDLORD:	TENANT:

DIGITAL ANGEL CORPORATION,	IFTH ACQUISITION CORP.,
a Delaware corporation	a Delaware corporation

By: /s/ Lorraine M. Breece Name: Lorraine M. Breece	By: /s/ Michael Feder Name: Michael Feder
Its: SVP, CFO	Its: Acting Chief Financial Officer

Date: October 8, 2008	Date: October 8, 2008

Witnesses:	Witnesses:

/s/ Patricia Petersen Print Name: Patricia Petersen	/s/ Courtney Cady Print Name: Courtney Cady

/s/ Andrew Kingston Print Name: Andrew Kingston	/s/ William J. Caragol Print Name: William J. Caragol